EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Differential Brands Group Inc. (the “Company”) (Form S-3 No. 333-123088, No. 333-140867, No. 333-145727 and No. 333-149471; and Form S-8 No. 333-163187, No. 333-146740, No. 333-126544, No. 333-117755, No. 333-109151, No. 333-102580 and No. 333-179769) of our report dated February 29, 2016, relating to the Company’s consolidated financial statements and the schedule for the two years ended November 30, 2015.

/s/ Moss Adams LLP

Los Angeles, California
February 29, 2016